OVDAT, INC.

THE 2000
ISRAELI EMPLOYEE STOCK OPTION PLAN

1.	NAME

This Plan, as amended from time to time, shall be known as the OVDAT, INC. 2000 Israeli Employee Stock Option Plan (the“Option Plan”).

2.	PURPOSE OF THE OPTION PLAN

The Option Plan is intended as an incentive to retain, in the employ of OVDAT, INC. (the“Company”) and its Subsidiaries, persons of training, experience, and ability, to attract new employees directors or consultants, whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase Shares in the Company, pursuant to the Option Plan approved by the board of directors of the company (the“Board”). Options granted under the Option Plan may or may not contain such terms as will qualify such Options for the special tax treatment under section 102 of the Israeli Tax Ordinance (“Section 102”).

Options containing such terms as will qualify them for the special tax treatment under section 102 of the Israeli Tax Ordinance , shall be referred to herein as “102 Options”.

Options that do not contain such terms as will qualify them for the special tax treatment under section 102 of the Israeli Tax Ordinance, shall be referred to herein as “3(i) Options”.

All Options granted hereunder, whether together or separately, shall be hereinafter referred to as “Options”.

The term “Subsidiary” shall mean for the purposes of the Option Plan: any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting an option, each of the companies other than the last company in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chains.

The term “Parent” shall mean for the purposes of the Plan: any company (other than the Company) in an unbroken chain of companies ending with the Company if, at the time of granting an Option, each of the companies (other than the Company), owns stock possessing fifty percent (50%) or more of total combined voting power of all classes of stock in one of the other companies in such chain.

The term “Cause” shall mean for the purposes of the Plan: (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the CEO which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its affiliates; and (iv) any breach of the Optionee’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company;

The term “Continuous Service” means that the provision of services to the Company or its affiliates in any capacity of employee, director or consultant, is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any affiliate, or any successor, in any capacity of employee, director or consultant, or (iii) any change in status as long as the individual remains in the service of the Company or an affiliate in any capacity of employee, director or consultant (except as otherwise provided in the Option Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

3.	ADMINISTRATION OF THE OPTION PLAN

The Board or a committee appointed and maintained by the Board for such purpose (the“Committee”) shall have the power to administer the Option Plan. Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever. Notwithstanding the above, the Board will have the full power and authority to appoint in its absolute discretion the Committee and replace it at any time in the future.

The Committee shall consist of such number of members (not less than two (2) in number) as may be fixed by the Board. The Committee shall select one of its members as its chairman (“the Chairman”) and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

Any member of such Committee shall be eligible to receive Options under the Option Plan while serving on the Committee, unless otherwise specified herein.

The Committee shall have full power and authority (i) to designate participants; (ii) to determine the terms and provisions of respective Option Agreements (which need not be identical) including, but not limited to, the number of Shares in the Company to be covered by each Option, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) to accelerate the right of an Participant to exercise, in whole or in part, any previously granted Option; (iv) to interpret the provisions and supervise the administration of the Option Plan; (v) to determine the Fair Market value( as defined below) of the Shares ( as defined below); (vi) to designate Options as 102 Options or 3(i)Options and (vii) to determine any other matter which is necessary or desirable for, or incidental to administration of the Option Plan.

The Committee shall have the authority to grant, in its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price provided in the Option so surrendered and canceled, and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Option Plan.

All decisions and selections made by the Board or the Committee pursuant to the provisions of the Option Plan shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member. Any decision reduced to writing and signed by a majority of the members who are authorized to make such decision shall be fully effective as if it had been made by a majority at a meeting duly held.

The interpretation and construction by the Committee of any provision of the Option Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

Each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Option Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's By Law, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

“Fair Market Value” means, as of any date, the value of a Share determined as follows:

(i)
If the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market system, or The Nasdaq SmallCap Market of the Nasdaq Stock Market , the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Administrator deems reliable.

(ii)
If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

4.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the Option Plan as recipients of Options shall include any employees, directors and consultants of the Company or of any Subsidiary of the Company. The grant of an Option hereunder shall neither entitle the recipient thereof to participate nor disqualify him from participating in, any other grant of Options pursuant to the Option Plan or any other option or stock plan of the Company or any of its affiliates.

To the extent applicable and anything in the Option Plan to the contrary notwithstanding, all grants of Options to directors and office holders, (“Nosei Misra” - as such term is defined in the Israeli Companies Law - the“Companies Law”) shall be authorized and implemented in accordance with the provisions of the Israeli Companies Law, as in effect from time to time.

5.	TRUSTEE

102 Options which shall be granted under the Option Plan and/or any Shares issued upon exercise of such 102 Options and/or other shares received subsequently following any realization of rights, shall be issued to a Trustee nominated by the Committee, and approved in accordance with the provisions of Section 102 (the“Trustee”) and held for the benefit of the Participants.

102 Options and any Shares received subsequently following exercise of 102 Options, shall be held by the Trustee for a period of not less than two years (24 months) from the Date Of Grant.

3(i) Options which shall be granted under the Option Plan, may be issued to a Trustee nominated by the Committee, and held for the benefit of the Participants.

Anything to the contrary notwithstanding, the Trustee shall not release any Options which were not already exercised into Shares by the Participant or release any Shares issued upon exercise of Options prior to the full payment of the Participant’s tax liabilities arising from Options which were granted to him and/or any Shares issued upon exercise of such Options.

Upon receipt of the Option, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Option Plan, or any Option or Share granted to him thereunder.

6.	SHARES RESERVED FOR THE OPTION PLAN; RESTRICTION THEREON

6.1
Subject to adjustments as set forth in Section 7 below, a total of 2,307 shares of Common Stock, of $0.01 par value in the share capital of the Company (“the Shares”) shall be subject to the Option Plan. Until termination of the Option Plan the Company shall, at any time reserve sufficient number of Shares to meet the requirements of the Option Plan, but any of the Shares covered by the Option Plan, which remain unissued and are not subject to outstanding Options at the termination of the Option Plan, shall cease to be reserved for the purpose of the Option Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares therefore subject to such Option may again be subjected to an Option under the Option Plan.

6.2
An Participant who purchased Shares hereunder upon exercise of Options shall have no voting rights as a shareholder (in any and all matters whatsoever) until the consummation of a public offering of the Company's shares (“the IPO"). Until an IPO, such Shares shall be voted by an irrevocable proxy pursuant to the directions of the Board, such proxy to be to the person or persons designated by the Board. Such person or persons designated by the Board shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such proxy unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Company's By Law, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

6.3
Each Option granted pursuant to the Plan, shall be evidenced by a written agreement between the Company and the Participant (“the Option Agreement”), in such form as the Board or the Committee shall from time to time approve. Each Option Agreement shall state a number of the Shares to which the Option relates and the type of Option granted thereunder (whether a 102 Option or a 3(i) Option).

6.4	All Shares issued upon exercise of the Options shall entitle the holder thereof to receive dividends and other distributions thereon.

7.	PURCHASE PRICE

7.1
The purchase price of each Share subject to a new Option to be granted or any portion thereof shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time, but not beyond the Fair Market Value as defined in section 3 above (“the Purchase Price”).

7.2
The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Committee, including without limitation, by cash or check. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

8.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Participant's rights to purchase Shares under the Option Plan shall be adjusted as hereafter provided:

8.1
In case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or, in case the property or stock of the Company is acquired by any other corporation, or in case of a reorganization or liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, shall, as to outstanding Options, either (i) make appropriate provision for the protection of any such outstanding Options by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation that will be issuable in respect of the shares of Common Stock of the Company, provided only that the excess of the aggregate fair market value of the shares subject to the Options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such Options immediately before such substitution over the purchase price thereof, (ii) upon written notice to the Participants, provide that all vested and unexercised Options must be exercised within a specified number of days of the date of such notice or such Options will be terminated, or (iii) upon written notice to the Participants, provide that the Company or the merged, consolidated or otherwise reorganized corporation shall have the right, upon the effective date of any such merger, consolidation, sale of assets or reorganization, to purchase all Options held by each Participant which are vested and unexercised as of that date, or all Shares purchased by Participant hereunder, at an amount equal to the aggregate fair market value on such date of the shares subject to the Options held by such Participant over the aggregate purchase price therefor, such amount to be paid in cash or, if stock of the merged, consolidated or otherwise reorganized corporation is issuable in respect of the shares of the Common Stock of the Company, then, in the discretion of the Board of Directors, in stock of such merged, consolidated or otherwise reorganized corporation equal in fair market value to the aforesaid amount. In any such case the Board of Directors shall, in good faith, determine fair market value and may, in its discretion, advance the lapse of any waiting or installment periods and exercise dates. Unless otherwise determined by the Board of Directors, except in the circumstances of subsection 7.1(i) above, any unvested Options shall terminate upon the effective date of such merger, sale of assets, reorganization, liquidation,[detail].

8.2
If the Company is liquidated or dissolved while unexercised Options remain outstanding under the Option Plan, then all such outstanding Options may be exercised in full by the Participants as of the effective date of any such liquidation or dissolution of the Company without regard to the installment exercise provisions of Paragraph 10(2) of the Option Plan, by the Participants giving notice in writing to the Company of their intention to so exercise.

8.3
If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a stock dividend (bonus shares), stock split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to the Option Plan or subject to any Options therefore granted, and the purchase prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate purchase price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding stock. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Option Plan(as set forth in paragraph 6 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

9.	PURCHASE FOR INVESTMENT

The Company’s obligation to issue Shares upon exercise of an Option granted under the Plan is expressly conditioned upon (a) the Company’s completion of any registration or other qualifications of such Shares under any state and/or federal law, rulings or regulations or (b) representations and undertakings by the Participant (or his legal representative, heir or legatee, in the event of the Participant’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Participant (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Participant has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Participant must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable requirements of State and federal laws and regulatory agencies.

10.	TERM AND EXERCISE OF OPTIONS

10.1
Options shall be exercised by the Participant by giving written notice to the Company, in such form and method as may be determined by the Company and the Trustee and when applicable, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company at its principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.Each Option granted under the Option Plan shall be exercisable following the exercise dates and for the number of Shares as shall be provided in Exhibit B to the Option Agreement. However, no Option shall be exercisable after the Expiration Date, as defined for each Participant in his or her Option Agreement.

10.2
Options granted under the Option Plan shall not be transferable by Participants other than by will or laws of descent and distribution, and during an Participant's lifetime shall be exercisable only by that Participant.

10.3
The Options may be exercised by the Participant in whole at any time or in part from time to time, to the extent that the Options become vested and excercisable, prior to the Expiration Date, and provided that, subject to the provisions of Sections 10.5 and 10.6 below, the Participant is an employee or service provider of the Company or any of its Subsidiaries, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

10.4
Subject to the provisions of Section 10.6 below, in the event of termination for Cause (as defined above) of Participant’s Continuous Service with the Company or a Subsidiary of the Company, the Participant’s right to exercise the Options shall terminate concurrently with the termination of the Participant’s Continuous Service, except as otherwise determined by the Committee. A notice of termination of employment shall be deemed to constitute termination of employment.

10.5
Notwithstanding anything to the contrary hereinabove, in the event the Participant’s Continuous Service terminates, other than for Cause, all vested and unexpired Options may be exercised after the date of termination of Participant’s employment with the Company or any Subsidiary of the Company thereof, during the period set forth in Exhibit B hereto (the “Post Termination Exercise Period”).

10.6
In the event that the Participant’s Continuous Service terminated as a result of death or disability, all vested and unexpired Options may be exercised within the later of: the “Post Termination Exercise Period” set forth in Section 5 of Exhibit B, or, a period of 12 (twelve) months from the date of such termination;

10.7
Subject to the provisions of Section 11 below, the holders of Options shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of section 350 and 351 of the Israeli Companies Law or any successor to such section, until registration of the Participant as holder of such Shares in the Company’s register of members upon exercise of the Option in accordance with the provisions of the Option Plan.

10.8
Any form of Option Agreement authorized by the Option Plan may contain such other provisions as the Committee may, from time to time, deem advisable. Without limiting the foregoing, the Committee may, with the consent of the Participant, from time to time cancel all or any portion of any Option then subject to exercise, and the Company's obligation in respect of such Option may be discharged by (i) payment to the Participant of an amount in cash equal to the excess, if any, of the Fair Market Value of the Shares at the date of such cancellation subject to the portion of the Option so canceled over the aggregate Purchase Price of such Shares, (ii) the issuance or transfer to the Participant of Shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess, or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Committee in its sole discretion.

11.	SHARES SUBJECT TO RIGHT OF FIRST REFUSAL

11.1	Notwithstanding anything to the contrary in the By law of the Company, none of the Participants shall have a right of first refusal in relation with any sale of shares in the Company.

11.2
Sale of Shares by the Participant shall be subject to the right of first refusal of other shareholders as set forth in the Certificate of Incorporation or By Laws of the Company. In the event that the Certificate of Incorporation or By Laws of the Company shall not contain any provision regarding rights of first refusal, then, unless otherwise provided by the Board, until such time as the Company shall effectuate an IPO, the sale of Shares issuable upon exercise of an Option, shall be subject to a right of first refusal on the part of the Repurchaser(s). Repurchaser(s) means (i) the Company, if permitted by applicable laws; ( ii) if the Company is not permitted by applicable laws, then any affiliate or Subsidiary of the Company designated by a unanimous decision is reached by the Board of Directors; or ( iii) if no unanimous decision is reached by the Board of Directors , then the company existing shareholders (save, for avoidance of doubt , for other Participants who already exercised their Options), pro rata in accordance with their shareholding. The Participant shall give a notice of sale (“the Notice“) to the Company in order to offer the Shares to the Repurchaser(s), and the Company will forward the Notice to the existing shareholders.

The Notice shall specify the Number of Shares offered for sale, the price per Share, the payment terms the name of each proposed purchaser or other Transferee (“Proposed Transferee”). The Repurchaser(s) will be entitled for 30 days from the day of receipt of the Notice (“the 30 Days Period”), to purchase all or part of the offered Shares. If by the end of the 30 Days Period not all of the offered Shares have been purchased by the Repurchaser(s), the Participant will be entitled to sell such Shares at any time during the 60 days following the end of the 30 Days Period on terms not more favorable than those set out in the Notice, provided that the proposed Transferee agrees in writing that the provisions of this section shall continue to apply to the Shares in the hands of such proposed Transferee.

12.	DIVIDENDS

With respect to all Shares (in contrast to unexercised Options) issued upon the exercise of Options purchased by the Participant and held by the Trustee, the Participant shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends. During the period in which Shares issued to the Trustee on behalf of a Participant are held by the Trustee, the cash dividends paid with respect thereto shall be paid directly to the Participant.

13.	ASSIGNABILITY AND SALE OF OPTIONS

No Option, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Participant each and all of such Participant's rights to purchase Shares hereunder shall be exercisable only by the Participant.
As long as the Shares are held by the Trustee in favor of the Participant, than all rights the last possesses over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

14.	TERM OF THE OPTION PLAN

The Option Plan shall be effective as of the date that it is adopted by the Board and shall terminate at the end of 10 years from such day of adoption.

15.	AMENDMENTS OR TERMINATION

The Board may, at any time and from time to time, but after consultation with the Trustee, amend, alter or discontinue the Option Plan, except that no amendment or alteration shall be made which would impair the rights of the holder of any Option therefore granted, without his consent.

16.	GOVERNMENT REGULATIONS

The Option Plan, the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Participant, including the registration of the Shares under the United States Securities Act of 1933, and to such approvals by any governmental agencies or national securities exchanges as may be required.

17.	CONTINUANCE OF EMPLOYMENT

Neither the Option Plan nor the Option Agreement with the Participant shall impose any obligation on the Company or a Subsidiary thereof, to continue any Participant in its employ, or the hiring by the Company of the Participant’s services and nothing in the Option Plan or in any Option granted pursuant thereto shall confer upon any Participant any right to continue in the employ or service of the Company or a Subsidiary thereof or restrict the right of the Company or a Subsidiary thereof to terminate such employment or service at any time.

18.	GOVERNING LAW & JURISDICTION

The Option Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Option Plan.

19.	TAX CONSEQUENCES

Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, Full Access Ltd. ,the Trustee or the Participant), hereunder, shall be borne solely by the Participant. Full Access Ltd. and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify Full Access Ltd. and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.
The Committee and/or the Trustee shall not be required to release any Share certificate to an Participant until all required payments have been fully made.

20.	NON-EXCLUSIVITY OF THE OPTION PLAN

The adoption of the Option Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock Options otherwise then under the Option Plan, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of options to Participants of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

21.	MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the Option Plan at the same time, or at any other time. The Committee may also grant more than one Option to a given Participant during the term of the Option Plan, either in addition to, or in substitution for, one or more Options previously granted to that Participant.

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